As filed with the Securities and Exchange Commission on May 21, 2013

Registration No. 333-136117

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________

POST-EFFECTIVE AMENDMENT NO. 3 TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________

CADIZ INC.
(Exact name of registrant as specified in its charter)
Delaware	77-0313235
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

550 South Hope Street
Suite 2850
Los Angeles, California 90071
(213) 271-1600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Timothy Shaheen
Chief Financial Officer
550 South Hope Street
Suite 2850
Los Angeles, California 90071
(213) 271-1600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:
Howard J. Unterberger, Esq.
Theodora Oringher PC
10880 Wilshire Boulevard, Suite 1700
Los Angeles, California 90024
(310) 557-2009

Approximate date of commencement of proposed sale to the public:
Not applicable, as this Post-Effective Amendment No. 3 to Form S-3 will deregister the registered but unsold securities under the registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  o

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934 (“Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

    This Post-Effective Amendment No. 3 to Form S-3 relates to the Registration Statement on Form S-3 (File No. 333-136117) (the “Registration Statement”) of Cadiz Inc. (the “Company”).  The Registration Statement pertains to the registration for resale of 2,221,909 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) issuable to the selling stockholders listed therein upon conversion of principal and accrued interest under the Company’s then outstanding senior secured convertible loan (the “Convertible Loan”).

    The Registration Statement was filed with the Securities and Exchange Commission on July 28, 2006 and became effective on August 11, 2006.  The Registration Statement was subsequently amended by Post-Effective Amendment No. 1, which was declared effective on August 10, 2009, and by Post-Effective Amendment No. 2, which was declared effective on December 23, 2010.

    On March 5, 2013 the Company completed arrangements with its senior lenders to refinance the Company’s existing corporate term debt.   The major components of the refinancing included a $30 million senior term loan and a $53.5 million convertible Bond (the “Bond”).  As a consequence of this refinancing, the Convertible Loan was retired, with none of the principal and accrued interest under the Convertible Loan having been converted into Common Stock.

    The Company is filing this Post-Effective Amendment No. 3 to the Registration Statement to deregister all shares of the Common Stock registered but unsold under the Registration Statement.

    The Company is concurrently filing a separate registration statement on Form S-3 to register for resale shares of Common Stock that may be issued to the holders of the Bonds upon conversion of the Bonds.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 3 to Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, and State of California, on this May 21, 2013.

CADIZ INC.
Registrant

By:	/s/ Scott Slater
Scott Slater
Chief Executive Officer and President

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Position	Date

/s/ Scott Slater	May 21, 2013
Scott Slater, Chief Executive Officer and President
(Principal Executive Officer)

/s/ Timothy J. Shaheen	May 21, 2013
Timothy J. Shaheen, Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Keith Brackpool	May 21, 2013
Keith Brackpool, Chairman

/s/ Stephen E. Courter	May 21, 2013
Stephen E. Courter, Director

/s/ Geoffrey Grant	May 21, 2013
Geoffrey Grant, Director

/s/ Winston H. Hickox	May 21, 2013
Winston H. Hickox, Director

/s/ Murray H. Hutchison	May 21, 2013
Murray H. Hutchison, Director

/s/ Raymond J. Pacini	May 21, 2013
Raymond J. Pacini, Director

/s/ Bryant R. Riley	May 21, 2013
Bryant R. Riley, Director